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                                                                   EXHIBIT 10.35

                              AMENDED AND RESTATED

                            LIMITED LIABILITY COMPANY

                                    AGREEMENT

                                       OF

                                   HDMF-I LLC

                          Dated as of November 21, 2002

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                  This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
(this "Agreement") is made as of this 21st day of November, 2002 by and among BTD 2001 HDMF-1 Corp. ("BTD"), Hanover Capital Mortgage Holdings, Inc. ("HCMH") and Provident Financial Group, Inc. ("Provident"). BTD, HCMH and Provident are each individually referred to as a "Member" of HDMF-I LLC (the "Company"), and may collectively be described as the "Members."

                                    RECITALS

                  A. This Agreement amends and restates the Limited Liability Company Agreement dated August 1, 2001 by and among the Members (the "Original Agreement").

                  B. Pursuant to the Original Agreement and the Certificate of Formation dated March 29, 2001 filed with the Delaware Secretary of State on March 29, 2001 (the "Certificate of Formation"), the Members formed the Company for the purpose of acquiring in one or more transactions certain pools (the "Pools") of primarily sub-performing and non-performing one-to-four family residential mortgage loans.

                  C. Pursuant to the Original Agreement, the Members agreed that Hanover Capital Mortgage Holdings, Inc. (the "Manager") would manage the business and affairs of the Company.

                  D. Pursuant to the Original Agreement, the Company entered into an asset management agreement dated August 1, 2001 (the "Asset Management Agreement") with Hanover Capital Partners Ltd. as asset manager (the "Asset Manager ") pursuant to which the Asset Manager, on behalf of the Company, shall exercise substantial authority and responsibility to oversee the management of, and assist in the sale of, the Assets. A copy of the Asset Management Agreement, as amended, is attached hereto as Exhibit B.

                  E. The Company has and intends from time to time to enter into a non-exclusive special servicing agreement (the "Servicing Agreement" and, together with each other agreement entered into by the Company from time to time relating to the servicing of one or more Pools, the "Servicing Agreements") with The Provident Bank and other Servicers. Pursuant to the Servicing Agreements, the Company has authorized The Provident Bank or will authorize other Servicers to exercise substantial authority and responsibility to service the Assets of one or more Pools. Each of the Members desires to confirm, as among themselves, the power of the Manager (acting at the direction of the Required Members) to select and replace the Servicers under the Servicing Agreements.

                  F. The Members desire to amend and restate the Original Agreement to, among other things, (i) expand the definition of "Assets" (as defined in the Original Agreement) to include sub-performing and non-performing
(a) five-to-eight family residential and mixed use property mortgage loans and
(b) cooperative loans, and thereby expand the purpose of the Company, and (ii) extend the "Investment Period" (as defined in the Original Agreement) to one (1) year after the date of this Agreement.

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                  G. Certain capitalized terms used herein shall have the
meanings ascribed to such terms in Schedule I hereto.

                                    AGREEMENT

                  Each of the Members agrees as follows:

                                    ARTICLE I

                                     GENERAL

                  1.1 Formation of Limited Liability Company. The Members have formed the Company under and pursuant to the Delaware Limited Liability Company Act, 6 Del. C. Sections 18-101, et seq. (as such may be amended from time to time, and any successor to that act, the "Delaware Act"). Upon their execution of the Original Agreement, each of the Members was admitted to the Company as a member of the Company.

                  1.2 Name. The name of the Company is HDMF-I LLC.

                  1.3 Purpose. (a) Subject to Section 1.3(d) below, the Company is organized for the principal objects and purposes of (i) purchasing, holding, owning, financing, servicing and disposing of the Assets and the related collateral for the Assets, (ii) selecting and monitoring the performance of the Asset Manager under the Asset Management Agreement, (iii) selecting and monitoring the performance of the Servicers under the Servicing Agreements and
(iv) engaging in any activities necessary, convenient or incidental to the foregoing.

                  (b) Subject to Section 1.3(d) below, the Company may, and the foregoing shall not limit the Company's authority and power to:

                 (i) organize one or more corporations, limited partnerships, memberships, limited liability companies, business trusts or other entities or arrangements for the purpose of purchasing, owning, financing, managing, operating, disposing of or otherwise dealing with any of the assets, liabilities, business and affairs of the Company, or any subsidiary thereof;

                (ii) borrow money for Company purposes, with or without recourse to the Company (which borrowings may be made from one or more Members, their respective Affiliates or from institutional or other third-party lenders), but in no event with recourse to any Member, and pledge, mortgage or encumber the interest of the Company in any or all of the Assets and the other assets of the Company to one or more lenders as security for such borrowings; and

               (iii) enter into, execute, deliver and perform all obligations, agreements and other instruments and do all other acts and things necessary or incidental to or desirable for the accomplishment of the foregoing or otherwise contemplated in this Agreement.


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                  (c) Notwithstanding anything in this Agreement to the
contrary, but subject to Section 1.3(d) and Article II below, the execution and delivery by the Company of, and the exercise by the Company of its rights and powers and the performance by the Company of its obligations under the following agreements, documents and instruments, and any assumptions, amendments or amendment and restatements thereof, are hereby expressly authorized, approved, ratified and confirmed in all respects and do not and will be deemed not to conflict with, contravene, violate or constitute a breach of or a default under any provision of or any duty under this Agreement:

                 (i) the Asset Management Agreement;

                (ii) the Servicing Agreements;

               (iii) all such agreements, documents and instruments as may be required in connection with the acquisition, holding, owning, financing, servicing and disposition of the Assets;

                (iv) all such agreements, documents and instruments as may be executed in accordance with the terms of this Agreement and required in connection with the secured or unsecured financing and refinancing of the Company's acquisition, holding, owning, servicing and disposition of the Assets (collectively, the "Loan Pool Documentation"); and

                 (v) such other agreements, documents and instruments relating thereto or contemplated thereby that, in accordance with the terms of this Agreement, the Company may execute, enter into or agree to be bound by, or by which it may cause any of its assets or property to be bound.

                  (d) Notwithstanding anything to the contrary contained in this Agreement, including, without limitation, Sections 1.3(a)-(c) and Section 2.1 hereof, or the Asset Management Agreement, the Company, and the Manager, the Members, and any employee or agent of the Company or of the Manager or any Member, shall not engage in any activity (i) that would result in a violation of federal or state banking law, including, without limitation, laws applicable to FDIC insured depository institutions and the rules, regulations and interpretations of the FDIC, with respect to any Member, or (ii) without obtaining any Governmental Authorization of or from any applicable Governmental Body that is required pursuant to any Legal Requirement for the conduct of such activity.

                  1.4 Term. The term of the Company commenced on the date that the Certificate of Formation of the Company was filed with the Secretary of State of the State of Delaware and shall continue until dissolved as provided in
Article VIII.

                  1.5 Place of Business. The principal place of business of the Company is 90 West Street, Suite 2210, New York, New York 10006, or such other place or places as may be determined from time to time by the Manager upon notice to the Members. The Company may


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also maintain additional offices in such other places as may be determined from time to time by the Manager.

                  1.6 Registered Office and Registered Agent. The registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The registered agent for service of process on the Company in the State of Delaware at that address is The Corporation Trust Company.

                  1.7 Qualification. The Manager shall cause the Company to continue to be qualified and existing as a limited liability company under the Delaware Act and shall cause it to be qualified and registered as such in other jurisdictions if the Manager shall determine that it is appropriate for the Company to be so qualified or to be so registered.

                                   ARTICLE II

                         DUTIES, POWERS AND LIABILITY OF
                         MANAGER AND MEMBERS; CONFLICTS
                          OF INTEREST; INDEMNIFICATION

                  2.1 Powers of Manager. (a) Except as otherwise specifically set forth in this Agreement, including, without limitation, Section 1.3(d) and
Section 2.8 hereof, the Manager shall have full and complete charge of all affairs of the Company, and management and control of the operations of the Company shall be vested exclusively in the Manager, which shall have the power, on behalf of and in the name of the Company, to carry out any and all of the purposes of the Company and to perform all acts and enter into and perform all contracts and other undertakings which the Manager may deem necessary or advisable in furtherance thereof or incidental thereto. Without limiting the foregoing, the Company is empowered, and the Manager is hereby authorized and empowered on behalf of the Company, without obtaining the prior consent of any Member except as specifically required under any other provision of this Agreement (including, without limitation, Section 2.8 hereof), to:

                 (i) execute and deliver on behalf of the Company such proposals, bids, agreements in principle, definitive agreements and other documents of any character, and amendments to any of the foregoing, and to take such other actions in each case as it deems appropriate with respect to the purchase of Pools of Assets, including the making of any bid to purchase or otherwise acquire any Pool or other Asset, in accordance with Sections 2.8 and 4.2(b) hereof;

                (ii) execute and deliver on behalf of the Company such agreements, instruments, and other documents of any character, and to take such other actions, in each case as it deems appropriate with respect to the sale or other disposition of the assets of the Company, including, but not limited to, the assignment, transfer or other disposition of any Pool of Assets;


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               (iii) execute and deliver on behalf of the Company obligations, agreements, instruments and other documents of any character relating to the business and affairs of the Company, including, without limitation, certificates and other documents in connection with the registration and qualification of the Company in any jurisdiction; certificates and other documents in connection with the incorporation, organization, formation, registration and qualification in any jurisdiction of any corporation or other entity, or any subsidiaries thereof, formed for the purpose of purchasing, owning, financing, managing, operating, disposing of or otherwise dealing with any of the assets, liabilities and operations of the Company, or any subsidiary thereof, provided the Manager does not permit such corporation or other entity to take any action described in Section 2.8 without the prior written consent of all the Members; mortgages, notes, deeds, trust indentures and assignments and powers of attorney, consents, waivers and other documents of any character; and pleadings in connection with any proceedings before any court, administrative board or agency of any governmental authority affecting the Company or any of its assets, in each case on such terms as the Manager shall approve;

                (iv) execute and deliver on behalf of the Company the Asset Management Agreement and one or more Servicing Agreements;

                 (v) invest and reinvest funds of the Company in certificates of deposit, commercial paper and other instruments evidencing short-term indebtedness, pending the application thereof in accordance with this Agreement;

                (vi) execute and deliver agreements on behalf of the Company, and otherwise act on behalf of the Company in connection with all matters relating to the financing or refinancing of the Company's acquisition of any Pool and the exercise of the Company's rights and the performance of the Company's obligations under any Loan Pool Documentation;

               (vii) open, maintain and close bank accounts and to sign checks, such approval to be conclusively, but not exclusively, evidenced by the execution and delivery of any related agreements, instruments or other documents by the Manager;

              (viii) vote, give assent and otherwise to exercise all rights, powers, privileges and other incidents of ownership or possession with respect to the Assets or other assets of the Company, and to execute and deliver powers of attorney or proxies to such persons as the Manager shall deem proper, granting to such persons such power and discretion with relation to the Assets or other assets as the Manager shall deem proper;

                (ix) subject to the terms of Section 5.6, institute, prosecute, defend, settle, compromise or otherwise adjust all claims and litigation arising out of the conduct of the affairs of the Company or in the enforcement of obligations due the Company, including all rights of appeal;

                 (x) employ or consult with such agents or independent contractors as the Manager may deem necessary or advisable, including, without limitation, brokers, audi-


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         tors, counsel, consultants or managers or specialists in any field of endeavor whatsoever, including such persons, firms or companies as may be Members or Affiliates of any Member;

                (xi) determine and pay or cause to be paid out of the capital or income of the Company, as the Manager sees fit, all expenses, fees, charges, taxes and liabilities incurred or arising in connection with the conduct of the affairs of the Company, including, but not limited to, expenses and charges for the services of consultants, auditors, counsel, custodians, and such other agents or independent contractors and such other expenses and charges as the Manager may deem necessary or proper to incur, and in general to make all accounting, tax and financial determinations and decisions;

               (xii) make allocations and distributions to the Members pursuant to the terms of this Agreement;

              (xiii) borrow money and to make, issue, accept, endorse and execute promissory notes, drafts, bills of exchange and other instruments and evidences of indebtedness, and to secure the payment thereof by mortgage, pledge or assignment of, or security interest in, all or any part of the Assets and other property then owned or thereafter acquired by the Company;

               (xiv) enter, make and perform such other contracts, agreements and other undertakings as may be necessary or advisable or incidental to the carrying out of any of the foregoing powers, objects or purposes; and

                (xv) execute all other instruments of any kind or character and take all action of any kind or character that the Manager may in its sole discretion determine to be necessary or appropriate in connection with the business of the Company.

For the purposes of this Agreement, an "Affiliate" of a person means any other person that directly or indirectly controls, is controlled by or is under common control with, such person or any of its subsidiaries. "Control" (including with correlative meanings the terms "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

                  (b) To the extent permitted by law, the Manager may delegate to any person (including, without limitation, the Asset Manager) the power to act in the name and on behalf of the Manager in connection with any particular matter affecting the Company, other than the Manager's right to approve or disapprove Transfers and substitutions of Members in accordance with the terms of Article VII. No delegation of any power pursuant to this Section 2.1(b) shall be deemed to relieve the Manager from any of its duties and obligations to the Company.

                  (c) Persons dealing with the Company may rely conclusively upon the authority of the Manager under the Delaware Act and as set forth in this Agreement.


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                  2.2 Powers of Members. Except as specifically set forth in this Agreement, none of the Members in their capacities as such shall have the obligation or the right, power or authority to participate in the management, operation or control of the business and affairs of the Company, to transact any business on account thereof, to bind the Company in any way or to sign any obligation, agreement, instrument or any other document for or on behalf of the Company; provided, however, that a Member, an Affiliate of a Member or a principal, member, partner, stockholder, officer, director, agent, representative or employee of a Member or such Affiliate may also be an employee, agent, representative, stockholder, director or officer of, or may contract to render services to, one or both of the Company and the Manager so long as any such arrangement is on terms no less favorable to the Company than would prevail in a comparable arm's length arrangement with a third party.

                  2.3 Limitation on Manager's Liability. None of the Manager, its Affiliates or their respective principals, members, partners, stockholders, officers, directors, agents representatives, and employees (each, an "Exonerated Person") shall be liable or accountable to the Company or any Member under any circumstances, whether for the return of the capital contributions of a Member or otherwise, except for losses suffered by a Member as a result of the bad faith, fraud, gross negligence or willful misconduct of such Exonerated Person. Without limiting the generality of the foregoing, no Exonerated Person shall be liable or accountable to the Company or a Member for anything done, suffered or omitted in good faith by him or it in accordance with the advice or opinion of any legal counsel or accountant retained by the Company (which may be a legal counsel or accountant for the Manager, its principals, partners or stockholders or their respective Affiliates). In the absence of bad faith, fraud, gross negligence or willful misconduct by an Exonerated Person, such Exonerated Person shall not be liable to the Company or any Member for any act or omission of any independent contractor, employee or agent retained, engaged or employed by the Manager, on behalf of the Manager or the Company, if the Manager exercised reasonable care in the selection of the independent contractor, employee or agent.

                  2.4 Limitation on Member's Liability. Except as otherwise expressly provided by law, a Member, including the Manager, in its capacity as a Member, shall have no liability in excess of the amounts contributed by it to the Company under Article IV of this Agreement, its share of any assets and undistributed profits of the Company and its obligation to make other payments provided for in this Agreement (subject to the obligation, if any, of a Member, including the Manager, to repay funds wrongfully distributed to it).

                  2.5 Compensation of Manager. Except for distributions made pursuant to Sections 5.7 or 8.3(d)(iii), the Manager shall not be entitled to any compensation, directly or indirectly, from the Company for its services hereunder in connection with the management of the business and affairs of the Company. Hanover Capital Partners Ltd. will be entitled to receive the Asset Management Fee (as defined in the Asset Management Agreement) as compensation for its services as Asset Manager under the Asset Management Agreement.

                  2.6 Conflicts of Interest. (a) A Member and its Affiliates and their respective principals, members, partners, stockholders, officers, directors, agents, representatives and employees and all other persons directly or indirectly related to the Member or its Affiliates may engage for their own account in, or possess an interest in, other activities, ventures or


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memberships similar or dissimilar to the business of the Company (including, without limitation, those that compete with the Company or its business), and neither the Company nor any other Member shall have any right in or to such activities, ventures or memberships or the income or profits derived therefrom and the pursuit of any such activities, ventures or memberships shall not be deemed to be improper; provided, however, that until such time as the Company shall have drawn down the Maximum Capital Contributions, the Manager agrees to direct to the Company all investment opportunities available to it and/or of which it becomes aware, in each case relating to sub-performing and non-performing mortgage loans on one-to-four family dwellings and/or five-to-eight family residential and mixed use properties and cooperative loans. Subject to Section 2.6(b), a Member or any Affiliate of a Member may lend money to and transact other business with the Company and, to the fullest extent permitted by law, shall have the same rights and obligations with respect thereto as a person or entity who is not a Member or an Affiliate of a Member.

                  (b) Except with respect to the Asset Management Agreement, for which provision is made in Section 3.1, and the Servicing Agreements, for which provision is made in Section 3.2, any transaction between the Company, on the one part, and any Member and its Affiliates, on the other part, shall be on such terms and conditions as are, on the whole, not less favorable or advantageous to the Company than those available to the Company from reputable, experienced and unrelated persons.

                  2.7 Indemnification of Manager. To the fullest extent permitted by law, the Company shall indemnify the Manager, its Affiliates and the principals, members, directors, officers, partners, stockholders, agents, representatives and employees of the Manager and its Affiliates, and the independent contractors and agents retained, engaged or employed by the Manager who have acted or are acting on behalf of the Company against, and hold each of them harmless from, any and all damages, losses, liabilities, fines, penalties, amounts paid in settlement, costs and expenses (including attorneys' fees and expenses) actually and reasonably incurred by the indemnified person in connection with any threatened, pending or completed demand, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, which is or was brought or threatened against any indemnified person by reason of or in connection with actions taken or omitted to be taken by any indemnified person on behalf of the Company in the absence of bad faith, fraud, gross negligence or willful misconduct. Notwithstanding the foregoing, nothing in this
Section 2.7 shall be construed to confer upon the Asset Manager or the Servicers or any other person any rights to indemnification by the Company pursuant to the Asset Management Agreement or the Servicing Agreement, respectively, that are not expressly provided thereby. Any indemnity under this Section 2.7 shall be provided out of and to the extent of Company assets only, and no Member shall have any personal liability with respect to the payment of such indemnification obligation.

                  2.8 Limits on Manager's Powers. Anything in this Agreement to the contrary notwithstanding, the Manager shall not, without the written consent of all the Members, cause or permit the Company to:

                  (a) do any act which would make it impossible to carry on the ordinary business of the Company;


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                  (b) make any loans to the Manager or its Affiliates;

                  (c) perform any act that would subject any Member to liability for the obligations of the Company in any jurisdiction;

                  (d) do business in any jurisdiction which does not recognize the limited liability status of members of a limited liability company;

                  (e) perform any act that would cause the Company to be taxable as a corporation for federal income tax purposes;

                  (f) bid on any pool originated by any lender identified by the Manager in a Bid Summary Sheet as having, or otherwise believed by the Manager or any Member to have, engaged in predatory lending practices;

                  (g) distribute any assets of the Company (other than cash) to the Members in-kind unless such assets are Freely Tradable securities or such distribution is made in connection with a liquidation and dissolution of the Company pursuant to Article VIII hereof; or

                  (h) make any bid for, or purchase, any assets, whether directly or indirectly through a corporation or other entity formed by the Manager, that are not sub-performing or non-performing mortgage loans on one-to-four family dwellings and/or five-to-eight family residential and mixed use properties or cooperative loans, except that any corporation or other entity formed by the Manager pursuant to
         Section 2.1(a)(iii) may purchase real property through a foreclosure, power of sale or deed-in-lieu of foreclosure carried out and/or signed pursuant to the documents securing any loan owned by the Company (or by any corporation or other entity formed by Manager pursuant to Section 2.1(a)(iii)).

                                   ARTICLE III

                         ASSET MANAGEMENT AND SERVICING

                  3.1 Asset Management Agreement. The Company has selected, and hereby reaffirms the selection of, Hanover Capital Partners Ltd. as the Asset Manager pursuant to, and in accordance with, the terms and conditions of the Asset Management Agreement. The Members hereby approve such selection. The Manager, on behalf of the Company, has the right to direct the Asset Manager in connection with the performance of its duties under the Asset Management Agreement. If any "Event of Default" under and as defined in Section 5.1(a) of the Asset Management shall occur, the Manager shall promptly notify each Member and take such actions with respect thereto (including, but not limited to, removing and replacing the Asset Manager) as directed by the Required Members.

                  3.2 Servicing Agreements. The Manager intends to select The Provident Bank to act as the Servicer for one or


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more Pools. The Manager may select other Servicers for one or more Pools with the consent of the Required Members. The Manager, on behalf of the Company, shall have the right to terminate the engagement of any Servicer as Servicer under the applicable Servicing Agreement and appoint a successor Servicer thereunder (or to terminate the Servicing Agreement and cause the Company to enter into a successor servicing agreement with a successor servicer), and in each case shall take such actions from time to time as directed by the Required Members.

                                   ARTICLE IV

                      CAPITAL CONTRIBUTIONS; INCOME NOTES;
                                CAPITAL ACCOUNTS

                  4.1 Membership Interests. A Member's "Membership Interest" means the entire ownership interest of such Member in the Company, including its limited liability company interest in the Company and any and all rights, powers and benefits accorded to a Member under this Agreement and the duties and obligations of such Member hereunder. A Member's Membership Interest shall entitle such Member to a Sharing Percentage with respect to the income and losses in respect of each Pool. A Member's Sharing Percentage with respect to any Pool shall mean, at any time, the ratio (expressed as a percentage) of (1) such Member's Capital Contributions allocable to such Pool at such date to (2) the total Capital Contributions of all Members allocable to such Pool at such date.

                  4.2 Capital Contributions. (a) Simultaneously with the execution of the Original Agreement, each Member made an initial Capital Contribution to the Company of cash in the amount set forth under "Initial Capital Contribution" opposite such Member's name in Exhibit A hereto.

                  (b) The Manager will notify each Member within two (2) business days following the date on which it becomes aware of any prospective Pool available for bid. If non-binding indicative bids are requested, the Manager shall discuss the proposed bid methodology with each Member and request direction from each such Member regarding whether or not to submit an indicative, non-binding bid. At least three (3) business days prior to the submission of any binding bid by the Company in respect of a Pool, the Manager shall deliver to each Member a bid summary sheet ("Bid Summary Sheet"), which sets forth the reasoning, methodology, calculations and due diligence findings (which findings shall include a determination of (i) whether the acquisition of such prospective Pool would require the Company to obtain any Governmental Authorization of or from any applicable Governmental Body that is required pursuant to any Legal Requirement, and, (ii) if determined to be applicable by any Member in its sole discretion, whether the seller of such prospective Pool has failed to obtain any Governmental Authorization of or from any applicable Governmental Body that is required pursuant to any Legal Requirement, or is or at any time was otherwise in violation of any applicable Legal Requirement, that in either case would result in potential liability or loss for the purchaser of such Pool) of the Asset Manager and the Manager in respect of such bid and, if applicable, shall include a notification to the Member if the Manager has knowledge, or otherwise believes, that the originator of any assets in such Pool has engaged in predatory lending practices. Each


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Member shall have the right, but not the duty, to inspect, inquire, comment on and participate in such bid analysis. Each Member shall have the right to elect to participate or not to participate in any Pool proposed to be acquired by the Company in such Member's sole discretion. Each Member shall be required to notify the Manager of its election to participate or not participate in any Pool not later than 3:00 p.m. (New York time) on the business day proceeding the bid deadline date for such Pool. In connection with and not later than the date of each closing of the Company's acquisition of a Pool, the Members that have elected to participate in such Pool shall make additional Capital Contributions to fund such purchase and any costs and expenses relating to such purchase by acquiring from the Company income notes, which shall be in the form of Exhibit C hereto (the "Income Notes"). The aggregate purchase price payable by the Members for the Income Notes relating to any Pool will be equal to the purchase price payable by the Company for such Pool, together with any costs and expenses of the Company relating to such Pool, less the amount of any third party financing arranged by the Manager in respect of the acquisition of such Pool. Such aggregate Income Note purchase price shall be paid in cash by the Members that have elected to participate in such Pool pro rata based upon (a) if all of the Members have elected to participate in such Pool, their respective Percentage Interests (which are set forth on Exhibit A hereto) or (b) if less than all of the Members have elected to participate in such Pool, the ratio of (x) the Percentage Interest of each such Member that has elected to participate in such Pool to (y) the aggregate Percentage Interests of all such Members who have elected to participate in such Pool. No Member shall be required to purchase Income Notes relating to, or otherwise make a Capital Contribution to fund the purchase price of, any Pool as to which such Member has not elected to participate. No Member shall be required to purchase Income Notes, or otherwise make a Capital Contribution to fund the purchase price of any Pool, subsequent to the expiration of the Investment Period.

                  (c) Subject to the Maximum Capital Contribution limit of each Member, the Manager may require the Members from time to time to contribute additional capital to the Company pursuant to this Section 4.2(c) in such aggregate amounts as in each case the Manager shall determine, for payment of, or reimbursement to the Manager for, the costs, expenses, liabilities and other obligations referred to in Section 6.1 (including, but not limited to, payments of principal and interest under the Loan Pool Documentation). The Members shall make such additional Capital Contributions in cash in proportion to each such Member's Percentage Interest; provided that if any such cost, expense or liability is allocable to a particular Pool and not to the Company generally, such additional Capital Contributions shall be made in proportion to each Member's Sharing Percentage in respect of such Pool.

                  (d) The Manager may require the Members to make Capital Contributions pursuant to this Section 4.2 by giving notice to the Members by telephonic, facsimile or other electronic communication, with written confirmation to follow promptly thereafter. The notice shall specify (i) the place at which the Capital Contributions are to be made, (ii) the aggregate amount of the Capital Contributions to be made by all Members and the amount of the Capital Contribution to be made by each Member in accordance with Sections 4.2(a), (b) or (c) above, as applicable, (iii) the time at which the Capital Contributions are to be made, which time shall not be earlier than 9:00 a.m., New York time, on the third business day after the initial giving of the notice and (iv) the use or uses to which the Manager proposes to apply the Capital Contributions.

                  (e) Except as provided in this Section 4.2, no Member shall have an obligation to make any Capital Contribution to the Company, including, without limitation, any obligation to eliminate any deficit in the Member's Capital Account. No person other than the Manager (including, without limitation, any of the other Members and the creditors of the Company or the Members) shall have any right to cause any Member to contribute any capital to the Company pursuant to this Section 4.2 or otherwise. A Member shall not be required to lend any funds to the Company.

                  (f) As used herein, "Capital Contribution" shall mean, with respect to any Member, the cash or other property contributed by such Member from time to time to the capital of the Company, including in any event the purchase price of any Income Notes acquired by such Member in connection with the acquisition of any Pool. No Member shall be required to make Capital Contributions hereunder in excess of such Member's Maximum Capital Contribution at any time. The Members agree that Capital Contributions may be advanced, paid and re-advanced from time to time.

                  (g) It is the intent of the Company, the Manager and each Member that, for Federal, state and local income tax purposes, the Income Notes will evidence an equity or ownership interest in the Company and will not evidence indebtedness of the Company. Each Member, by its execution of this Agreement and acceptance of an Income Note, agrees to treat such Income Note for purposes of Federal, state and local income taxes, and any other tax imposed on or measured by income, as an equity or ownership interest in the Company.

                  4.3 Interest on Capital. No interest shall be paid on any capital contributed to the Company.

                  4.4 Return of Capital Contribution. Except as otherwise expressly provided in this Agreement (including, but not limited to, as provided in Section 5.7 hereof), no Member shall have the right to demand the return of all or any part of any Capital Contribution until the Company has been dissolved and then only to the extent provided in Article VIII hereof, and no Member shall have the right to demand or receive property other than cash in return for its Capital Contribution or to have priority over another Member, either as to the return of Capital Contributions or as to profits, losses or distributions, or as to compensation by way of income.

                  4.5 Capital Accounts. A separate capital account ("Capital Account") shall be maintained for each Member in accordance with Treasury Regulations Section 1.704-1(b)(2). Without limiting the foregoing, each Member's Capital Account shall be credited with the sum of (i) the amount of money and fair market value of property contributed by such Member to the Company, including the purchase price of any Income Notes acquired pursuant to Section 4.2(b), but net of liabilities assumed by the Company or which such property is taken subject to, (ii) allocations to such Member of its allocable share of Net Income and (iii) the amount of income or profits, if any, allocated to such Member not otherwise taken into account in this Section 4.5. Each Member's Capital Account shall be decreased by the sum of (x) the amount of money distributed to such Member and the fair market value of property distributed to such Member (net of liabilities assumed by such Member or which such property is taken subject to), (y) allocations to such Member of its allocable share of Net Losses and (z) the amount of expenses or losses, if any, allocated to such Member not otherwise taken into account in this Section 4.5. If any property other than cash is distributed to a Member, the Capital Accounts of the Members shall be adjusted as if the property had instead been sold by the Company for a price equal to its Gross Asset Value and the proceeds distributed. Upon liquidation and dissolution of the Company, any unsold Company property shall be valued at its fair market value to determine the gain or loss which would result if such property were sold at the time of such liquidation. The Capital Accounts of the Members shall be adjusted to reflect how any such gain or loss would have been allocated under Article V if such property had been sold at the assigned values. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2) and shall be interpreted in a manner consistent with such Treasury Regulations. The Capital Accounts of the Members shall be increased or decreased in accordance with Regulations Section 1.704-1(b)(2)(iv)(f) to reflect a revaluation of the property of the Company on the Company's books at the times set forth in paragraph (b) of the definition of "Gross Asset Value." The Capital Account of any Member shall carry over to the transferee of any Member in proportion to the Membership Interest transferred.

                                    ARTICLE V

                           ALLOCATIONS; DISTRIBUTIONS

                  5.1 Allocations of Net Income and Losses. Except as otherwise provided in this Agreement, Net Income and Net Losses of the Company for each Fiscal Year shall be allocated among the Members in a manner such that, as of the end of such Fiscal Year and taking into account all prior allocations of Net Income and Net Losses of the Company and all distributions made by the Company through such date, the Capital Account of each Member is, as nearly as possible, equal to the distributions that would be made to such Member pursuant to Section 5.7(a) if the Company were dissolved, its affairs wound up and assets sold for cash equal to their value, all Company liabilities were satisfied, and the net assets of the Company were distributed in accordance with Section 5.7(a) immediately after such allocation.

                  5.2 Limitation on Loss Allocation. Losses allocated to a Member pursuant to Section 5.1 shall not exceed the maximum amount of losses that can be allocated without causing a Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event that any Member would have an Adjusted Capital Account Deficit as a consequence of an allocation of losses pursuant to Section 5.1, the amount of losses that would be allocated to such Member but for the application of this Section 5.2 shall be allocated to the other Members to the extent that such allocations would not cause such Members to have an Adjusted Capital Account Deficit and allocated among such Members in proportion to their total Capital Contributions. Any allocation of items of loss pursuant to this Section 5.2 shall be taken into account in computing subsequent allocations pursuant to Section 5.1, and prior to any allocation of items in such Section so that the net amount of any items allocated to each Member pursuant to Section 5.1 and this Section 5.2 shall, to the maximum extent practicable, be equal to the net amount that would have been allocated to each Member pursuant to the provisions of Section 5.1 and this
Section 5.2 if such allocation under this Section 5.2 had not occurred.

                  5.3 Special Allocations. Notwithstanding any of the provisions set forth above in this Article V to the contrary, the following special allocations shall be made in the following order:

                  (a) Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f)(6) and
Section 1.704-2(j)(2). This Section 5.3(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith. To the extent permitted by such Treasury Regulations and for purposes of this Section 5.3(a) only, each Member's net decrease in Company Minimum Gain shall be determined prior to any other allocations pursuant to this Article V with respect to such Fiscal Year.

                  (b) Member Minimum Gain Chargeback. Notwithstanding any other provision of this Article V, except Section 5.3(a), if there is a net decrease in Member Minimum Gain attributable to Member Nonrecourse Debt during any Fiscal Year, each Member that has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations
Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(4) and
Section 1.704-2(j)(2)(ii). This Section 5.3(b) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith. Solely for purposes of this Section 5.3(b), each Member's net decrease in Member Minimum Gain shall be determined prior to any other allocations pursuant to this Article V with respect to such Fiscal Year, other than allocations pursuant to Section 5.3(a).

                  (c) Qualified Income Offset. In the event that any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specifically allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 5.3(c) shall be made if and only to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.3(c) were not in this Agreement. The foregoing provision is intended to comply with Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

                  (d) Gross Income Allocation. In the event that any Member has an Adjusted Capital Account Deficit at the end of any Fiscal Year, then each such Member shall be specially allocated items of Company income and gain as quickly as possible, provided that an allocation pursuant to this Section 5.3(d) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.3(d) were not in this Agreement.

                  (e) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year will be allocated to the Members in the same manner in which such items would have been allocated pursuant to Section 5.1(b).

                  (f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i).

                  (g) Code Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4),
to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Treasury Regulations Section.

                  (h) Curative Allocations. It is the intent of the Members that, to the extent possible, the allocations set forth in the foregoing provisions of this Section 5.3 will be offset with special allocations of other items of Company income, gain, loss, and deduction pursuant to this Section 5.3(h). Therefore, notwithstanding any other provision of this Article V (other than Section 5.3 hereof), the Manager shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner the Manager determines to be appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the allocations set forth in the foregoing provisions of this Section 5.3 were not part of this Agreement. In exercising its discretion under this Section 5.3(h), the Manager shall take into account future allocations under Sections 5.3(a) and 5.3(b) that, although not yet made, are likely to offset other allocations previously made under Sections 5.3(e) and 5.3(f).

                  5.4 Tax Incidents. It is intended that the Company will be treated as a pass-through entity for tax purposes. Subject to Section 704(c) of the Code, for U.S. federal and state income tax purposes, all items of Company income, gain, loss, deduction, credit and any other allocations not otherwise provided for shall be allocated among the Members in the same manner as the corresponding item of income, gain, loss or deduction was allocated pursuant to the preceding Sections of this Article V.

                  5.5 Section 704(c) Allocations. In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted tax basis of such property to the Company for federal income tax purposes and its fair market value at the time of contribution. Any elections or decisions relating to such allocations shall be made by the Tax Matters Member in a manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section
5.5 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Net Income, Net Losses or other items or distributions pursuant to any provision of this Agreement.

                  5.6 Tax Matters Member; Tax Elections. The Manager shall be the "tax matters partner" of the Company as defined in Code Section 6231(a)(7) (the "Tax Matters Member") and has and shall have all the powers and obligations of a tax matters partner pursuant to the Code. All elections, filings and determinations required or permitted to be made by the Company under the tax laws of the United States, the several States or any other relevant jurisdiction shall be timely determined and made by the Manager; provided, that the Manager shall not make any such election or determination without obtaining the consent of each Member (such consent not to be unreasonably withheld or delayed).

                  5.7 Distributions of Distributable Cash. Subject to Section 8.3(d), Distributable Cash with respect to a Disposition of all or a portion of a Pool shall be distributed to the Members at such times as the Manager deems appropriate in its sole discretion but in any event within 10 business days after receipt thereof by the Company provided that Distributable Cash representing the scheduled payment of principal or interest on Assets included in a Pool and/or the payment of interest on temporary investments will be retained by the Manager and distributed to the Members monthly. Distributable Cash received by the Company with respect to a Pool shall be distributed in the following amounts and order of priority among the Members in proportion to their respective Sharing Percentages (determined at a time immediately prior to such distribution) with respect to the Pool generating such Distributable Cash:

                 (i) First, the portion of each Member's Sharing Percentage of such distribution shall be distributed to such Member to the extent required so that such Member has been distributed an amount equal to such Member's unreturned Capital Contributions (determined immediately prior to such distribution) allocable to such Pool (each such distribution reducing such Member's unreturned Capital Contributions attributable to such Pool by the amount so distributed);

                (ii) Second, the portion of each Member's Sharing Percentage of such distribution remaining after the application made to such Member pursuant to clause (i) shall be distributed to such Member to the extent required so that such Member has been distributed an amount equal to such Member's unreturned Capital Contributions used to fund any expenses which are not directly allocable to any Pool;

               (iii) Third, the portion of each Member's Sharing Percentage of such distribution remaining after the application made to such Member pursuant to clauses (i) and (ii) shall be distributed to such Member to the extent required so that the cumulative amount distributed to such Member under this clause (iii) in the current Fiscal Year and all prior Fiscal Years equals a 13% per annum rate of return on all Capital Contributions made by such Member allocable to such Pool (or otherwise referred to in clause (ii)), in each case accruing from the date on which such Member actually made such Capital Contributions;

                (iv) Fourth, the portion of such Member's Sharing Percentage of such distribution remaining after the foregoing applications shall be distributed 70% to the Manager and 30% to such Member until the cumulative amount distributed to the Manager under this clause (iv) in the current Fiscal Year and all prior Fiscal Years equals 20% of the sum of (1) the aggregate amount of all distributions to such Member pursuant to clause (iii) above and this clause (iv), in each case that are allocable to such Pool, and (2) the aggregate amount of all distributions to the Manager pursuant to this clause (iv) that are allocable to such Pool;

                 (v) Fifth, any remaining amounts distributable to such Member shall be distributed 80% to such Member and 20% to the Manager until such time as the cumulative amount distributed to such Member under this clause (v) and the foregoing clauses (iii) and (iv) in the current Fiscal Year and all prior Fiscal Years, in each case allocable to such Pool, equals a 35% per annum rate of return on all Capital Contributions made by such Member allocable to such Pool; and

                (vi) Sixth, any remaining amounts distributable to such Member shall be distributed 75% to such Member and 25% to the Manager.

                  5.8 Distributions In-Kind. It is the intent that all distributions made under this Agreement be in cash, except as specifically provided herein and in Section 8.3(d). Except in connection with the dissolution and liquidation of the Company, the Manager may only make in-kind distributions to the Members that consist of securities which are Freely Tradable; provided that it will not make any such distribution to a Member if it has received written notice from such Member (which may be specific or general) that such Member would violate existing law applicable to it if it received same. In the event that a distribution of assets is made, such assets shall be deemed to have been sold at their Gross Asset Value, and the proceeds of such sale shall be deemed to have been distributed to the Member as Distributable Cash, for all purposes of this Agreement. Subject to Section 8.3(d), assets distributed in-kind shall be distributed in proportion to the aggregate amounts that would be distributed to each Member pursuant to Section 5.7, and if a distribution consists of both cash and assets or assets of more than one class, each Member receiving the distribution shall, except to the extent necessary to avoid fractional interests, receive the same proportion of cash and assets of each class being distributed. The Manager may cause certificates evidencing any assets to be distributed in-kind to be imprinted with legends as to such restrictions on transfer that it may deem necessary or appropriate, including legends as to applicable United States or non-U.S. securities laws or other legal or contractual restrictions, and may require any Member to which assets are to be distributed in-kind to agree in writing (a) that such assets will not be transferred except in compliance with such restrictions and (b) to such other matters as the Manager may deem necessary or appropriate.

                                   ARTICLE VI

                              FINANCIAL MANAGEMENT

                  6.1 Costs, Expenses, Liabilities and Obligations. The Company shall pay, or reimburse the Manager for, all reasonable out-of-pocket costs, expenses, liabilities and other obligations incurred, suffered or paid in connection with the formation of the Company (including, without limitation, the negotiation and preparation of this Agreement, the Asset Management Agreement, the Servicing Agreements and any Loan Pool Documentation), the purchase of, or bid or potential bid for (whether or not any such bid is made or accepted), any Assets, the management and operation of the business and affairs of the Company and the accomplishment of its purposes in accordance with the terms of this Agreement, including but not limited to, the payment of amounts owing from time to time to the Asset Manager under the Asset Management Agreement, the lenders under any Loan Pool Documentation or any Servicer under the Servicing Agreements. The Company also may fund a reserve for the payment of the foregoing costs, expenses, liabilities and other obligations in such amount as the Manager may in the absence of bad faith determine from time to time. In no event will the amounts subject to payment or reimbursement by the Company hereunder include the ordinary course operating costs or expenses of the Manager or the Asset Manager (e.g. salaries, rent, utilities, data processing expenses, etc.).

                  6.2 Books and Records. The Manager shall maintain full and accurate books of the Company, showing all receipts and expenditures, assets and liabilities, profits and losses, and all other records necessary for recording the business and affairs of the Company. The books of the Company shall be kept on an accrual basis. Such books and records shall be open to the inspection and examination of the Members and by their duly authorized representatives at reasonable times.

                  6.3 Fiscal Year. The Fiscal Year of the Company shall be the calendar year.

                  6.4 Reports. The Manager shall prepare or cause to be prepared and shall furnish to each Member copies of a balance sheet, a statement of revenue and expenses and a statement of each Member's share of the Net Income or Losses of the Company as at the end of and for each of the first three calendar quarters of each fiscal year of the Company and as at the end of and for each fiscal year of the Company. Quarterly statements need not be audited and shall be furnished within 60 days after the end of each calendar quarter; annual statements shall be audited by a nationally recognized firm of independent public accountants acceptable to the Manager and shall be furnished within 90 days after the end of each fiscal year of the Company. The Manager shall cause the Members to receive necessary income tax reporting information by March 30 of each year. The Manager also shall furnish to a Member such other reports on the operations and condition of the Company as may be reasonably requested by the Member, and as may be available to the Manager. All of the costs and expenses of preparing and furnishing such statements and reports shall be costs and expenses of the Company and not of the Manager.

                  6.5 Bank Accounts and Investment of Funds. All funds of the Company, pending the application thereof in accordance with this Agreement, shall be deposited in its name in such checking and savings accounts or shall be invested in such certificates of deposit, commercial paper and other instruments evidencing short-term obligations, as shall be designated by the Manager.

                  6.6 Accounting Decisions. All decisions as to accounting principles and procedures, except as specifically provided to the contrary herein, shall be made by the Manager.

                  6.7 Income Tax Returns and Elections. The Manager, for the Company, shall file any and all Federal, state, local and foreign tax returns necessary to be filed by the Company and in such manner as will effectuate the tax treatment described in this Agreement. Such tax returns shall be prepared by such nationally recognized firm of independent public accountants as shall be selected by the Manager from time to time and approved by the Members. Each Member agrees to report on its own tax returns items pertaining to the Company in a manner consistent with the terms of this Agreement. All costs incurred in connection with the activities described in this Section 6.7, including legal and accounting costs, shall be Company expenses payable pursuant to Section 6.1.

                                   ARTICLE VII

                    TRANSFERS BY MEMBERS; SUBSTITUTE MEMBERS

                  7.1 Transfers by Members. (a) Without the prior written consent of the Manager, which consent shall not be unreasonably withheld, no Member may resign or withdraw from the Company or Transfer all or any portion of its Membership Interest or any Income Notes held by it unless such Transfer is made to an Affiliate of such Member. No Transfer of all or any portion of a Membership Interest or any Income Note shall be made unless the transferee shall have executed a written acknowledgment to the effect set forth in Section 4.2(g). The Manager shall register on the books of the Company any permitted Transfer by a Member of its Membership Interest in the Company pursuant to this
Section 7.1(a).

                  (b) Notwithstanding anything to the contrary contained in this Agreement, including any provision of this Article VII, a Member may Transfer all or any portion of its Membership Interest and any Income Notes held by it to any person or entity, without the consent of the Manager, any other Member, or any other person or entity, if (i) the Company engages in (A) any activity that would result in a violation of federal or state banking law, including, without limitation, laws applicable to FDIC-insured depository institutions and the rules, regulations and interpretations of the FDIC, with respect to such Member, or (B) any activity that is not part of, or incidental to, the business of banking, as determined by the FDIC or the OCC, or (ii) such Member is required to Transfer all or any portion of its Membership Interest by a competent regulatory authority having jurisdiction over such Member or any of its Affiliates or pursuant to any law or regulation applicable to such Member or any of its Affiliates.

                  (c) To the fullest extent permitted by law, any purported Transfer of any Membership Interest or Income Notes in contravention of this
Article VII shall be null and void and of no force and effect whatsoever.

                  7.2 Substitute Members. (a) An assignee of a Membership Interest shall become a substitute Member only with the prior written consent of the Manager, which consent shall not be unreasonably withheld, and the Required Members; provided that any assignee of all or any portion of a Member's Membership Interest pursuant to Section 7.1(b) shall be admitted to the Company as a Substitute Member without the consent of the Manager or any other Person.

                  (b) An assignee of a Membership Interest in the Company that is not admitted as a substitute Member shall be entitled only to allocations and distributions with respect to that Membership Interest in accordance with this Agreement but shall have no right to any information or accounting of the affairs of the Company and, except as otherwise agreed by the other Members, shall not have any of the other rights of a Member under this Agreement.

                  (c) An assignee of a Membership Interest in the Company shall be admitted as a substitute Member in accordance with this Section 7.2 at the time such assignee's admission is reflected in the records of the Company. A substitute Member admitted to the Company shall succeed to all the rights and be subject to all the obligations of the assignor Member under this Agreement in respect of the interest as to which it was substituted and, to the fullest extent permitted by law, the assignor Member shall be released from its obligations under this Agreement with respect to such interest.

                                  ARTICLE VIII

                    DISSOLUTION, LIQUIDATION AND TERMINATION

                  8.1 Limitations. The Company may be dissolved, liquidated and terminated pursuant to and only pursuant to the provisions of this Article VIII, and the parties hereto do hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company's assets.

                  8.2 Exclusive Causes. The Company shall be dissolved, and liquidated pursuant to Section 8.3, upon the earliest to occur of (it being understood that the following events are the only events that can cause the dissolution and liquidation of the Company):

                  (a) following the expiration of the Investment Period, upon the liquidation of all Assets, temporary investments and other assets of the Company;

                  (b) the unanimous election by the Members so to dissolve the Company;

                  (c) the good faith determination by the Manager that dissolution is necessary or advisable to avoid violations of the Investment Company Act or the Employee Retirement Income Security Act of 1974, as amended ("ERISA");

                  (d) at any time there are no Members of the Company unless the business of the Company is continued in accordance with the Delaware Act; or

                  (e) the entry of a decree of judicial dissolution pursuant to
         Section 18-802 of the Delaware Act.

                  8.3 Liquidation. In all cases of dissolution of the Company, the business of the Company shall be continued to the extent necessary to allow an orderly winding up of its affairs, including the liquidation of the assets of the Company pursuant to the provisions of this Section, as promptly as practicable thereafter, and each of the following shall be accomplished:

                  (a) The Manager shall cause to be prepared a statement setting forth the assets and liabilities of the Company as of the date of dissolution, a copy of which statement shall be furnished to all of the Members.

                  (b) The property of the Company shall be liquidated or distributed in kind by the Manager as promptly as possible, but in an orderly, businesslike and commercially reasonable manner. The Manager may, in the exercise of his business judgment and if commercially reasonable, determine (i) to sell all or any portion of the property of the Company to a Member, provided that the purchase price is not less than the fair market value of such property as determined in the sole discretion of the Manager or its designee, or to any other Person or
         (ii) not to sell all or any portion of the property of the Company, in which event such property and assets shall be distributed in kind pursuant to Section 8.3(d).

                  (c) Any gain or loss realized by the Company upon the sale of its property shall be deemed recognized and allocated to the Members in the manner set forth in Article V. To the extent that an asset is to be distributed in kind, such asset shall be deemed to have been sold at its fair market value on the date of distribution, the gain or loss deemed realized upon such deemed sale shall be allocated in accordance with Article V and the amount of the distribution shall be considered to be such fair market value of the asset.

                  (d) The proceeds of sale and all other assets of the Company shall be applied and distributed as follows and in the following order of priority:

                          (i) to the satisfaction (whether by payment or
                  reasonable provision for payment) of the debts and liabilities of the Company and the expenses of liquidation or distribution;

                         (ii) the balance, if any, to the Members having
                  positive Capital Account balances (after all adjustments thereto otherwise required hereunder) proportionately to their respective positive Capital Account balances (as so adjusted), with the intent that such distribution be effected in accordance with Section 5.7(a).

         The Manager may establish any reserves which the Manager shall determine to be reasonably necessary for contingent conditional or unmatured liabilities or obligations of the

Company. Such reserves may, in the discretion of the Manager, be held by the Manager or paid over to a bank or trust company selected by it, in either case to be held by the Manager or such bank or trust company as escrow holder or liquidating trustee for the purposes of disbursing such reserves to satisfy the liabilities and obligations described above. Such reserves shall be held for such period as the Manager shall deem advisable, and upon the expiration of such period, any remaining balance shall be distributed as provided in clause (ii) of this subsection.

                  8.4 Continuation of the Company. Notwithstanding anything to the contrary contained herein, the death, retirement, resignation, expulsion, bankruptcy, dissolution or removal of a Member shall not in and of itself cause the dissolution of the Company, and the Members are expressly authorized to continue the business of the Company in such event, without any further action on the part of the Members. The bankruptcy (as defined in the Delaware Act) of a Member shall not cause a Member to cease to be a member of the Company unless all Members other than such bankrupt Member otherwise agree in writing at any time while such bankrupt Member is in bankruptcy (as defined in the Delaware
Act) that such bankrupt Member shall cease to be a member of the Company.

                                   ARTICLE IX

                                ATTORNEY-IN-FACT

                  Each Member and its successors and assigns irrevocably constitutes and appoints the Manager, and each of them, as its true and lawful attorneys, in its name, place and stead, to make, execute, consent to, swear to, acknowledge, record and file:

                 (i) a certificate of formation and the applicable laws of any other jurisdiction in which the Manager deems such filing to be necessary or desirable;

                (ii) any and all certificates, instruments and other documents which may be required to be filed by the Company or the Members under the laws of the State of Delaware or any other jurisdiction to the extent that the Manager deem such filing to be necessary or desirable to qualify the Company to engage in its business or otherwise facilitate the Company's business;

               (iii) any and all amendments or modifications of the instruments described in paragraphs (i) and (ii) above;

                (iv) all certificates, instruments and other documents which may be required to effectuate the dissolution and termination of the Company pursuant to the provisions of this Agreement;

                 (v) any and all duly adopted amendments to this Agreement, including any amendments and other documents deemed, necessary or desirable by the Manager for the admission of substituted Members, when consented to hereunder; and

                (vi) any and all fictitious name certificates or similar certificates required by law to be filed on behalf of the Company;

and each Member hereby irrevocably constitutes and appoints the Manager as its true and lawful attorney, in its name, place and stead, to take any and all such other action as the Manager may deem necessary or desirable fully to carry out the provisions of this Agreement in accordance with its terms. It is expressly understood and intended by each Member that the grant of the foregoing power of attorney is coupled with an interest and shall be irrevocable. The foregoing power of attorney shall, if a Member shall have assigned its interest, or any part thereof, in the Company, survive such assignment of such interest or part thereof.

                                    ARTICLE X

                         REPRESENTATIONS AND WARRANTIES

                  10.1 Securities Law Representations. Each Member represents that:

                 (a) The Member has acquired its interest in the Company for its own account and not with a view to the resale or distribution thereof.

                 (b) The Member is an "accredited investor" as defined in Rule 501(a) under the Securities Act.

                 (c) The Member understands and acknowledges that its interest in the Company has not been registered for sale under any Federal or state securities law and must be held indefinitely unless subsequently registered or an exemption from such registration is available.

                 (d) The Member (i) has performed its own due diligence and business investigations with respect to the Company, (ii) has formed its own conclusions regarding the conditions and values of the business, assets, liabilities and prospects of the Company, and is not relying upon any other Member or other person with respect to the performance of such investigations or the evaluation of such conditions or values, (iii) is fully familiar with the nature of the investment in the Company, the speculative and financial risks thereby assumed, the uncertainty with respect to the timing and amounts of distributions, if any, to be made by the Company, (iv) does not desire any further information which may be available with respect to these matters and
         (v) had a sufficient opportunity to review the matters that it believes to be important in deciding whether to acquire an interest in the Company.

                 (e) The Member (i) is not an "investment company" as defined in the Investment Company Act, (ii) is able to satisfy its obligations (including its financial obligations) under this Agreement from existing commitments of the current holders of its equity interests; and (iii) constitutes a single "beneficial owner" for purposes of the Investment Company Act.

                  10.2 Other Representations and Warranties. Each Member represents and warrants that:

                 (i) If the Member is a corporation, it is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to execute and deliver this Agreement; if the Member is a partnership, it is duly and validly organized under the laws of its jurisdiction and has all necessary partnership power and authority to execute and deliver this Agreement.

                (ii) The execution and delivery by it of this Agreement and the performance by it of its obligations under this Agreement have been duly authorized by all necessary corporate or partnership action by it or on its behalf and do not and will not violate, result in a breach of or constitute a default under, its articles or certificate of incorporation or bylaws or its certificate of limited partnership or agreement of limited partnership or its partnership agreement, as the case may be.

               (iii) No authorization, consent, approval or waiver of, clearance by, notice or registration or filing with, or other similar action by or with any governmental body or other person is required on the part of the Member for (i) the due execution and delivery by the Member of this Agreement or (ii) the performance by the Member of its obligations under this Agreement.

                (iv) This Agreement is the legal, valid and binding obligation of the Member, enforceable against it in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally.

                 (v) There is no action, suit, investigation, complaint or other proceeding pending, or to its knowledge, threatened against the Member or to its knowledge any other person that involves any of the transactions contemplated by this Agreement or that, individually or in the aggregate, if determined adversely to such Member or the other person, could materially and adversely affect the ability of the Member to perform its obligations under this Agreement.

                (vi) The Member is not in, nor has it received notice of, a violation of or default with respect to any law or regulation applicable to it or its business, properties or operations, which violation or default, individually or in the aggregate, could materially and adversely affect the ability of the Member to perform its obligations under this Agreement.

               (vii) The Member is not (i) a "benefit plan investor" within the meaning of Section 2510.3-101(f)(2) of the United States Department of Labor Final Regulation Relating to the Definition of Plan Assets 29 C.F.R. Section 2510.3-101, (ii) a pension, profit sharing or other retirement plan sponsored by the United States or any state, municipality or other political subdivision or any instrumentality of any of the foregoing (or any political subdivision administering such plan), (iii) a benefit plan that would be subject to the ERISA but for the fact that it meets the requirements of a "church plan" within the meaning of Section 414(e) of the Code and Section 3(33) of ERISA, or
         (iv) any other entity any of whose assets constitute under applicable law assets of any employee benefit plan subject to Part 4 of Title I of ERISA or of any plan subject to Section 4975 of the Code.

                                   ARTICLE XI

                                  MISCELLANEOUS

                  11.1 Notices. All notices under this Agreement shall be in writing, duly signed by the party giving such notice, and transmitted by (i) personal delivery (effective upon delivery), (ii) postage prepaid registered or certified mail, return receipt requested, (effective three business days after posting), (iii) facsimile transmission with electronic confirmation of receipt (effective the following business day) or (iv) United States Postal Service Express Mail or a recognized overnight delivery service (effective on the Business Day following dispatch) and addressed in each case as follows:

                 (i) given to the Company, at its then principal office;

                (ii) if given to the Manager, at 90 West Street, Suite 2210, New York, New York 10006, fax no. (212) 732-5086, Attn: James C. Strickler; and

               (iii) if given to a Member, at its address set forth on Exhibit A hereto.

Any Member may designate any other address to which notices may be sent by a notice in writing to the Company and the other Members.

                  11.2 Amendment. This Agreement may not be modified or amended, except with the written consent of all Members, provided that without the consent of any Member, (i) the Manager may amend this Agreement to reflect the admission of substituted Members to which the Members have consented to the extent such consent is required hereunder, and (ii) the Manager, upon 30 days' prior notice to the Members, may amend this Agreement as to administrative or similar matters which do not have any adverse effect on any Member.

                  11.3 Confidentiality. This Agreement, the terms hereof and the transactions contemplated hereby shall be kept in strict confidence by the parties, except that disclosure may be made (i) to the principals, partners, stockholders, officers, directors, agents and employees of the Members and their respective professional advisors, (ii) to the extent that disclosure may be required by the Asset Management Agreement, the Servicing Agreements or other agreements, instruments or documents to which the Company or the Manager may be subject or may become subject in connection with the management and operation of the business and affairs of the Company or the financing or refinancing of the purchase of the Assets, and (iii) to the extent that disclosure may be required by law or judicial or regulatory order, or to comply with governmental approvals or regulations.

                  11.4 Captions. Caption designations in this Agreement are inserted only as a guide and for reference and in no way define, limit or describe the scope of this Agreement or the intent of the parties.

                  11.5 Applicable Law. This Agreement shall be governed by, interpreted and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws rules.

                  11.6 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were on the same instrument. This Agreement shall become effective upon execution and delivery of a counterpart hereof by each of the parties hereto.

                  11.7 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

                  11.8 Regulation. The Members and the Manager agree that the Company shall be subject to regulation, supervision and examination by any federal or state bank regulatory authority that has regulatory, supervision or examination authority over any Member.

                  11.9 Ratification. Each Member hereby ratifies and approves all actions taken by Manager prior to the date of this Agreement in connection with any bid to purchase or otherwise acquire any Pool or other asset, or the purchase or acquisition of any Pool or other asset, whether or not such Member participated in the purchase or acquisition of such Pool or other asset pursuant to Section 4.2 of this Agreement.

                  [Remainder of page intentionally left blank.]

                  IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the day and year first above written.

                                    HANOVER CAPITAL MORTGAGE
                                        HOLDINGS, INC., as Manager and as Member

                                    By
                                      ------------------------------------------
                                        Name:
                                        Title:


                                    BTD 2001 HDMF-1 CORP., as Member

                                    By
                                      ------------------------------------------
                                        Name:
                                        Title:


                                    PROVIDENT FINANCIAL GROUP, INC., as Member

                                    By
                                      ------------------------------------------
                                        Name:
                                        Title:

                                                                      SCHEDULE 1

                           DEFINITION OF CERTAIN TERMS

                  "Adjusted Capital Account Deficit" shall mean, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the applicable Fiscal Year after (i) crediting thereto any amounts which such Member is, or is deemed to be, obligated to restore pursuant to Treasury Regulations Section 1.704-2(g)(1) and Section 1.704-2(i)(5) and (ii) debiting such Capital Account by the amount of the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6). The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

                  "Affiliate" shall have the meaning set forth in Section 2.1 hereof.

                  "Assets" shall mean primarily sub-performing and non-performing (i) mortgage loans on one-to-four family dwelling and five-to-eight family residential and mixed use properties and (ii) cooperative loans.

                  "Asset Management Agreement" shall have the meaning set forth in the Recitals.

                  "Asset Manager" shall have the meaning set forth in the Recitals.

                  "Bid Summary Sheet" shall have the meaning set forth in
Section 4.2(b) hereof.

                  "Capital Account" shall have the meaning set forth in Section
4.5 hereof.

                  "Capital Contribution" shall have the meaning set forth in
Section 4.2(f) hereof.

                  "Code" shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time, including the corresponding provisions of any successor law.

                  "Company" shall mean HDMF-I LLC, a Delaware limited liability company.

                  "Company Minimum Gain" shall have the meaning attributed to "partnership minimum gain" as set forth in Treasury Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

                  "Control" shall have the meaning set forth in Section 2.1 hereof.

                  "Delaware Act" shall have the meaning set forth in Section 1.1 hereof.

                  "Disposition" shall mean, with respect to a Pool, the sale, exchange or other disposition by the Company of all or any portion of such Pool for cash, securities or other property and shall include the receipt by the Company of (x) the repayment of the principal of and accrued interest on any indebtedness constituting all or a portion of such Pool or of a liquidating or other similar payment in respect of such Pool and (y) the proceeds of any judgment or settlement to the extent made in respect of such Pool (as determined by the Manager in good faith), it being agreed that all judgment and settlement proceeds will be allocated by the Manager (acting in good faith) among the various Assets as applicable.

                                                                      Schedule 1
                                                                          Page 2


                  "Distributable Cash" shall mean, with respect to any Pool, the excess of the aggregate cash receipts of all kinds received by the Company in respect of such Pool, reduced by the sum of (i) all Company expenditures allocable to such Pool (including, without limitation, the payment of principal of and interest on indebtedness of the Company incurred in connection with the acquisition or carrying of such Pool, fees and expenses payable to the Asset Manager and the Servicer relating to such Pool and the payment of other costs, expenses, liabilities and obligations of the Company relating to such Pool) and
(ii) such reserves as the Manager deems necessary to make reasonable provision for the discharge of the costs, expenses, liabilities and other obligations of the Company relating to such Pool.

                  "ERISA" shall have the meaning set forth in Section 8.2(c) hereof.

                  "Exonerated Person" shall have the meaning set forth in
Section 2.3 hereof.

                  "FDIC" shall mean the Federal Deposit Insurance Corporation.

                  "Final Disposition" with respect to a Pool means the Disposition of all Assets and other interests in such Pool held by the Company.

                  "Fiscal Year" shall mean the calendar year.

                  "Freely Tradable" means securities that are transferable by
(i) a Member pursuant to a then effective registration statement under the Securities Act (or similar applicable statutory provision in the case of non-U.S. securities), (ii) the Members who are not Affiliates of the Manager pursuant to Rule 144(k) under the Securities Act (or similar applicable rule in the case of non-U.S. securities), (iii) transferable by the Members pursuant to Rule 144A which shall include a covenant by the issuer of such security to comply with the reporting and informational requirements under Rule 144A or (iv) the Members outside the United States pursuant to Regulation S under the Securities Act (or similar applicable rule in the case of non-U.S. securities).

                  "Governmental Authorization" shall mean any approval, consent, ratification, waiver, license, permit or other authorization.

                  "Governmental Body" shall mean any (i) state, county, city, town, village, district or other jurisdiction, (ii) federal, state, local, municipal or other government, or (iii) branch, agency, department, board, commission or other governmental authority.

                  "Gross Asset Value" shall mean, with respect to any asset, such asset's adjusted basis for federal income tax purposes, except as follows:

                  (a) the initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as agreed to by the contributing Member and the Manager,

                  (b) the Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for

                                                                      Schedule 1
                                                                          Page 3


         more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company assets as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clause (i) and clause (ii) of this sentence shall be made only if the Manager reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company; and

                  (c) the Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution, as determined by the Manager in good faith.

                  If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraph (a) or paragraph (b) above, such Gross Asset Value shall thereafter be adjusted by the depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Loss.

                  "Income Notes" shall have the meaning set forth in Section 4.2(b) hereof.

                  "Investment Company Act" shall mean the U.S. Investment Company Act of 1940, as amended.

                  "Investment Period" shall mean the one-year period commencing on the date of this Amended and Restated Limited Liability Company Agreement and ending on the first anniversary of the date of this Amended and Restated Limited Liability Company Agreement.

                  "Legal Requirement" shall mean any federal, state, local or municipal law, ordinance, code, regulation, statute or principal of common law.

                  "Loan Pool Documentation" shall have the meaning set forth in
Section 1.3(c)(iv) hereof.

                  "Manager" shall have the meaning set forth in the Recitals.

                  "Maximum Capital Contribution" shall mean, with respect to a Member, the maximum amount of Capital Contributions that a Member shall be required to contribute to the Company pursuant to this Agreement, as set forth on Exhibit A attached hereto.

                  "Member Minimum Gain" shall mean an amount, determined in accordance with Treasury Regulations Section 1.704-2(i)(3) with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability.

                  "Member Nonrecourse Debt" shall have the meaning attributed to "partner nonrecourse debt" as set forth in Treasury Regulations Section 1.704-2(b)(4).

                                                                      Schedule 1
                                                                          Page 4


                  "Member Nonrecourse Deductions" shall have the meaning attributed to "partner nonrecourse deductions" as set forth in Treasury Regulations Section 1.704-2(i).

                  "Membership Interest" shall have the meaning set forth in
Section 4.1 hereof.

                  "Net Income" and "Net Loss" shall mean, for each Fiscal Year, an amount equal to the Company's taxable income or loss for such Fiscal Year, determined in accordance with Section 703(a) of the Code (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the
Code), with the following adjustments:

                  (a) any income of the Company exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition shall be added to such taxable income or loss;

                  (b) any expenditures of the Company described in Section 705(a)(2)(B) of the Code (or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Treasury Regulations
         Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition shall be subtracted from such taxable income or loss;

                  (c) in the event the fair market value of any Company asset is adjusted in accordance with Section 4.5, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

                  (d) gain or loss resulting from any disposition of any asset of the Company with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the book value of the asset disposed of under Treasury Regulations Section 1.704-1(b)(2)(iv), notwithstanding that the adjusted tax basis of such asset differs from such book value; and

                  (e) notwithstanding any other provision of this definition, any items which are allocated under Section 5.3 shall not be taken into account in the computation of "Net Income" or "Net Loss".

                  "Nonrecourse Deductions" shall have the meaning set forth in Treasury Regulations Section 1.704-2(b)(1).

                  "Nonrecourse Liability" shall have the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

                  "OCC" shall mean the United States Department of Treasury, Office of the Comptroller of the Currency.

                  "Percentage Interest" shall mean, with respect to each Member, the percentage set forth opposite such Member's name on Exhibit A hereto.

                                                                      Schedule 1
                                                                          Page 5


                  "Pools" shall have the meaning set forth in the Recitals.

                  "Required Members" shall mean Members holding at least 50.1% of the aggregate Capital Contributions to the Company.

                  "Securities Act" shall mean the Securities Act of 1933, as amended.

                  "Servicer" shall mean The Provident Bank and, if applicable, each other entity selected to act as a servicer under a Servicing Agreement from time to time pursuant to the terms of this Agreement.

                  "Servicing Agreements" shall have the meaning set forth in the Recitals.

                  "Sharing Percentage" shall have the meaning set forth in
Section 4.1.

                  "Tax Matters Member" shall have the meaning set forth in
Section 5.6 hereof.

                  "Transfer" shall have the meaning set forth in the Recitals.

                  "Treasury Regulations" or "Regulations" shall mean the applicable provisions of the federal income tax regulations promulgated under the Code, as amended from time to time, including the corresponding provisions of any succeeding regulations.

                                TABLE OF CONTENTS

                                                                                                                    Page
                                                                                                                    ----
ARTICLE I

                      GENERAL....................................................................................     2

         1.1  Formation of Limited Liability Company.............................................................     2
         1.2  Name ..............................................................................................     2
         1.3  Purpose ...........................................................................................     2
         1.4  Term ..............................................................................................     4
         1.5  Place of Business..................................................................................     4
         1.6  Registered Office and Registered Agent.............................................................     4
         1.7  Qualification......................................................................................     4

ARTICLE II

                      DUTIES, POWERS AND LIABILITY OF
                      MANAGER AND MEMBERS; CONFLICTS
                      OF INTEREST; INDEMNIFICATION...............................................................     4

         2.1  Powers of Manager..................................................................................     4
         2.2  Powers of Members..................................................................................     7
         2.3  Appointment of Officers............................................................................     7
         2.4  Limitation on Manager's Liability..................................................................     7
         2.5  Limitation on Member's Liability...................................................................     7
         2.6  Compensation of Manager............................................................................     7
         2.7  Conflicts of Interest..............................................................................     8
         2.8  Indemnification of Manager.........................................................................     8
         2.9  Limits on Manager's Powers.........................................................................     9

ARTICLE III

                      ASSET MANAGEMENT AND SERVICING.............................................................     9

         3.1  Asset Management Agreement.........................................................................     9
         3.2  Servicing Agreements...............................................................................    10

ARTICLE IV

                      CAPITAL CONTRIBUTIONS; INCOME NOTES;
                      CAPITAL ACCOUNTS ..........................................................................    10

         4.1  Membership Interests...............................................................................    10
         4.2  Capital Contributions..............................................................................    10


                                      (i)

                                                                                                                    Page
                                                                                                                    ----
         4.3  Interest on Capital................................................................................    12
         4.4  Return of Capital Contribution.....................................................................    12
         4.5  Capital Accounts...................................................................................    12

ARTICLE V

                      ALLOCATIONS; DISTRIBUTIONS.................................................................    13

         5.1  Allocations of Net Income and Losses...............................................................    13
         5.2  Limitation on Loss Allocation......................................................................    13
         5.3  Special Allocations................................................................................    14
         5.4  Tax Incidents......................................................................................    16
         5.5  Section 704(c) Allocations.........................................................................    16
         5.6  Tax Matters Member; Tax Elections..................................................................    16
         5.7  Distributions of Distributable Cash................................................................    16
         5.8  Distributions In-Kind..............................................................................    17

ARTICLE VI

                      FINANCIAL MANAGEMENT.......................................................................    18

         6.1  Costs, Expenses, Liabilities and Obligations.......................................................    18
         6.2  Books and Records..................................................................................    18
         6.3  Fiscal Year........................................................................................    18
         6.4  Reports ...........................................................................................    18
         6.5  Bank Accounts and Investment of Funds..............................................................    19
         6.6  Accounting Decisions...............................................................................    19
         6.7  Income Tax Returns and Elections...................................................................    19

ARTICLE VII

                      TRANSFERS BY MEMBERS; SUBSTITUTE MEMBERS...................................................    19

         7.1  Transfers by Members...............................................................................    19
         7.2  Substitute Members.................................................................................    20

ARTICLE VIII

                      DISSOLUTION, LIQUIDATION AND TERMINATION...................................................    20

         8.1  Limitations........................................................................................    20
         8.2  Exclusive Causes...................................................................................    20
         8.3  Liquidation........................................................................................    21
         8.4  Continuation of the Company........................................................................    22


                                      (ii)

                                                                                                                    Page
                                                                                                                    ----
ARTICLE IX

                      ATTORNEY-IN-FACT...........................................................................    22

ARTICLE X

                      REPRESENTATIONS AND WARRANTIES.............................................................    23

         10.1  Securities Law Representations....................................................................    23
         10.2  Other Representations and Warranties..............................................................    24

ARTICLE XI

                      MISCELLANEOUS..............................................................................    25

         11.1  Notices ..........................................................................................    25
         11.2  Amendment.........................................................................................    25
         11.3  Confidentiality...................................................................................    26
         11.4  Captions..........................................................................................    26
         11.5  Applicable Law....................................................................................    26
         11.6  Counterparts; Effectiveness.......................................................................    26
         11.7  Entire Agreement..................................................................................    26
         11.8  Regulation........................................................................................    26


                                     (iii)

SCHEDULES

Schedule I        Definition of Certain Terms

EXHIBITS

Exhibit A         Members and Commitments

Exhibit B         Asset Management Agreement

Exhibit C         Form of Income Note


                                      (i)